Snap-on Incorporated
10801 Corporate Drive
Pleasant Prairie, Wisconsin 53158

RE: Form 10-K Report for the Year Ended December 30, 2000

Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

Note 10 of the Notes to the Consolidated Financial Statements of Snap-on Incorporated ("Snap-on") included in its Annual Report to Shareholders, incorporated by reference in this Form 10-K, describes Snap-on's change in accounting method for determining the market-related value of plan assets for purposes of Accounting for Pensions. The new accounting method changes the smoothing period for investment gains and losses from five years to three years. According to Snap-on's management, this change was made to accelerate recognition in the financial statements of changes in the fair value of the plan assets, and as such, record the effects of real economic events more timely.

A complete coordinated set of financial reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that Snap-on's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with management, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of Snap-on's management.

Very truly yours,


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP